Exhibit 99.1

Contact
Renee L. Grable Mullen
Director of Investor Relations
858-861-3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES APPOINTS CHIEF FINANCIAL OFFICER

SAN DIEGO – (September 16, 2004) – AMN Healthcare Services, Inc. (NYSE: AHS), a leading healthcare staffing company, today announced the appointment of Mr. David C. Dreyer as Chief Financial Officer and Chief Accounting Officer to its executive management team, effective Monday, September 20, 2004. Mr. Dreyer joins AMN from Sicor, Inc. (NASDAQ: SCRI) - a manufacturer of complex pharmaceuticals with operations in the U.S., Italy, Mexico, Lithuania, China and Switzerland, recently acquired by Teva Pharmaceutical Industries Limited – where he most recently served as Chief Financial Officer. Mr. Dreyer joined Sicor in 1997 as Corporate Controller, advanced to Chief Accounting Officer and then Chief Financial Officer. While at Sicor, Mr. Dreyer led a comprehensive turnaround effort achieving profitability for the Company and was instrumental in negotiating the acquisition of Sicor by Teva. Prior to Sicor, Mr. Dreyer served in related senior financial positions within the pharmaceutical industry.

“Having led the financial operations and developed the strategic financial direction of Sicor, David brings strong financial and operational skills that will compliment AMN’s executive management group,” said Steven C. Francis, Chief Executive Officer. “We are delighted that David has joined AMN and welcome him.”

“It’s a pleasure to be joining a company with such great passion and drive to lead the industry,” said Dreyer. “The Company’s commitment to providing the highest level of service, its focus on innovation combined with the long-term market drivers offer tremendous opportunity,” concluded Dreyer.

Company Summary

AMN Healthcare Services, Inc., a leading healthcare staffing company, is the largest nationwide provider of travel nurse staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release include, but are not limited to those set forth in the company’s annual report on Form 10-K for the year ended December 31, 2003. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.